EXHIBIT 10.2
SUMMARY OF BOARD COMPENSATION
Non-employee directors of Pacific Sunwear of California, Inc. (the “Company”) receive compensation for their services to the Board of Directors and related committees as follows:

Amount	Description
$50,000	Lead director annual retainer, disbursed in five equal payments for each regularly scheduled Board meeting.

30,000	Annual retainer for all other non-employee directors, disbursed in five equal payments for each regularly scheduled Board meeting.

10,000	Audit committee chairman annual retainer, disbursed in same manner as Board member annual retainer (excludes lead director).

5,000	Non-audit committee chairman annual retainer, disbursed in same manner as Board member annual retainer (excludes lead director).

3,000	Attendance fee for each in-person Board meeting.

1,250	Attendance fee for each telephonic Board meeting or committee meeting of any kind.
All directors are reimbursed for expenses incurred in attending meetings of the Board of Directors. Each non-employee director of the Company currently receives, and will continue to receive, an annual award grant of 9,000 stock appreciation rights, which have a base price equal to the closing market price of the Company’s common stock on the date of the grant and are payable in shares of common stock. Sally Frame Kasaks, who is the Chief Executive Officer of the Company, is not paid any fees or additional remuneration for her services as a member of the Board of Directors.